EXHIBIT 99.1

Press Releases

Thornburg Mortgage, Inc. (ticker: TMA, exchange: New York Stock Exchange) News Release - 4/22/2003

Thornburg Mortgage Reports 1Q EPS of $0.67; Declares $0.60 1Q Dividend

SANTA FE, N.M., Apr 22, 2003 (BUSINESS WIRE) — Thornburg Mortgage Inc. (NYSE: TMA)

•	1Q ’03 EPS up 8% year-over-year

•	Quarterly dividend increases to $0.60, a 9% increase over prior year

•	1Q mortgage loan originations top $863 million

•	Total assets increased to $12.4 billion; up 18% over 4Q ’02

•	60-day plus delinquent loans at 0.10%; unchanged from prior quarter

Thornburg Mortgage Inc. (NYSE: TMA) reported record net income for the quarter ended March 31, 2003 of $39.1 million, or $0.67 per common share, as compared to $24.3 million, or $0.62 per common share, for the quarter ended March 31, 2002, representing a year-over-year increase of 8% on a per common share basis. Taxable earnings for the quarter are estimated to be $0.68 per common share, compared to $0.63 per common share in the same quarter a year ago.

Simultaneous with the earnings announcement, the company’s board of directors declared a first quarter dividend of $0.60 per common share, payable on May 16, 2003 to shareholders of record on May 2, 2003. This dividend represents a 9% increase over the year-earlier period and a 3% increase over the fourth quarter of 2002.

Garrett Thornburg, chairman and chief executive officer, remarked, “Our decision to increase the dividend for the fourth consecutive quarter is indicative of the Board’s confidence in the company’s diversified operating strategy and its positive outlook for the future. We are committed to providing shareholders with consistent dividends, and this increase reflects our belief that future earnings should be adequate to sustain the new dividend level.”

Larry Goldstone, president and chief operating officer, remarked, “The company had another spectacular quarter. Despite a challenging mortgage refinance market, we generated record net income and very solid operating results, growing earnings per share 8% year-over-year, and exceeding our stated earnings growth objective of 5%. Our expanding loan origination platform, accretive capital raises and strong asset growth fueled this achievement. In addition, all current indications suggest our performance for the remainder of the year will be just as solid. The current First Call 2003 consensus earnings per share estimate is $2.61 with the analysts’ estimates ranging from $2.54 to $2.66 per share. At present, we anticipate that earnings per share in 2003 will likely approach the high end of this range.”

Goldstone continued, “During the quarter we exceeded our capital-raising goal by 63%, successfully raising net proceeds of $122.2 million. This new capital had a positive impact on our historical book value (excluding unrealized market value adjustments described as other comprehensive income), which improved 7% year-over-year to $17.47 per common share and exceeded our 5% annual book value growth target. This compares to $16.31 per common share at March 31, 2002. Our ability to continue to raise equity capital in an environment where our stock price is very strong should further improve our historical book value and have positive earnings growth implications as well.”

At the end of the first quarter, book value (including market value adjustments) was $15.68, as compared to $15.92 for the quarter ended March 31, 2002. Goldstone explained, “Book value fluctuates quarterly because the company must mark its assets and hedging instruments to market and report the net gain or loss on those instruments as a component of shareholders’ equity. For the first quarter, book value was lower than it was a year ago principally because interest rates have fallen over the last 12 months, which caused our interest rate hedging instruments to decline in value by a greater amount than our ARM assets have increased in value. These valuation changes clearly demonstrate that we are actively hedging interest rate risk by locking in long-term fixed-rate funding to protect our portfolio spread from changes in interest rates. Despite market value fluctuations of these instruments, this strategy is critical to our ability to provide stable earnings and dividends during changing, and especially rising, interest rate environments.”

Goldstone continued, “Additionally, on April 3, 2003 approximately $1.06 billion of mortgage loans from our ARM loan portfolio were transferred to Thornburg Mortgage Securities Trust 2003-2 and were securitized. Approximately $1.04 billion of the securities issued were sold to third party investors in the form of AAA-rated pass-through certificates. This financing transaction provides two meaningful benefits. First, it allows us to diversify our funding sources. These pass-through certificates represent long-term, non-marginable financing for our portfolio. And, second, our equity capital commitment required to fund these assets is fixed at approximately $26 million. This enhances our liquidity by freeing up approximately $65 million of capital, which can be utilized for the future acquisition of additional adjustable rate mortgage assets.”

During the quarter, Thornburg Mortgage Home Loans Inc. (“TMHL”), the company’s mortgage lending subsidiary closed $863.1 million of loans, compared to $830.2 million in the fourth quarter of 2002 and $398.5 million in the first quarter of last year.

Commenting on the mortgage origination program, Joseph Badal, chief executive officer of TMHL, said, “Our efforts to partner strategically with financial intermediaries — correspondent lenders, financial planners and corporate affinity clients — continue to pay off. We are generating greater loan volumes and stronger brand awareness through these client relationships with minimal marketing expense. The $863.1 million of loans we closed this quarter exceeded our mortgage origination target by 15%. Mortgage origination volumes remain strong with $568.7 million of loans in the pipeline at March 31, 2003, most of which we expect will close in the second quarter.”

Badal continued, “We are also experiencing tremendous success with our loan modification program. Through this program, for a modest fee and minimal paperwork, current borrowers have the ability to change the rate and/or term of their loan at any time. In the first quarter, we modified 123 loans representing $64.0 million. At March 31, 2003, we had another $98.0 million of loan modifications in process. While we generate some fee income from these transactions, the real benefit is our ability to retain customers in an attractive refinance market, which helps reduce portfolio run off and, as a result, contributes to a more stable earnings stream in a low interest rate environment.”

The company’s loan delinquency statistics were unchanged from the prior quarter. At March 31, 2003, the company’s 60-day plus delinquent loans stood at 0.10% of total loans (including loans the company has securitized), which is significantly below the national average of 1.54%. The company realized no loan losses during the quarter, and has experienced credit losses over the past five years on only three loans totaling $174,000. At March 31, 2003, loan loss reserves totaled $15.3 million, more than three times the company’s 60-day plus delinquent loan balance.

TMHL currently offers single-family residential mortgages through approximately 100 correspondent lenders across the country and direct to borrowers in 42 states. The company’s ultimate goal is to originate loans in all 50 states. In addition, during the first quarter TMHL’s loan servicing portfolio grew 28% to $2.6 billion, representing 6,017 customers.

In the first quarter the company continued its trend of achieving record operating results. Net income grew to $39.1 million and net interest income grew to $52.0 million, both up 11% from the quarter ended Dec. 31, 2002. Return on common equity for the first quarter was 16.2% compared to 16.5% and 16.6% for the fourth quarter of 2002 and year ago period, respectively.

Despite a low interest rate environment, the average portfolio margin increased during the quarter to 1.87%. This compares to 1.85% in the fourth quarter of 2002. The company’s average cost of funds declined to 2.81% from 3.03% in the prior quarter. The average ARM portfolio yield decreased to 4.46% from 4.65% during the quarter.

At March 31, 2003, total assets were $12.4 billion, an increase of 18% from the prior quarter. Portfolio credit quality also remains excellent. At March 31, 2003, 89.1% of our ARM assets were rated AAA, AA, or guaranteed by Fannie Mae or Freddie Mac. An additional 9.6% consisted of loans that were pending securitization. After issuance of the $1.04 billion of AAA-rated pass-through certificates on April 3, 2003, 95.9% of ARM assets were rated AAA, AA, or guaranteed by Fannie Mae or Freddie Mac.

The portfolio prepayment rate averaged 32% Constant Prepayment Rate (CPR) for the first quarter, down from 37% CPR in the previous quarter, and 34% CPR in the first quarter of 2002. Richard Story, chief financial officer, remarked, “Though prepayments dropped in the first quarter, we anticipate a rise over the next quarter, which would be reflective of the first quarter drop in interest rates. Regardless, our continued focus on acquiring or originating assets at prices close to par should significantly limit any negative effect prepayments might have on earnings. At the end of the first quarter, the book price, excluding unrealized gains and losses, at which we were holding assets was 101.03%, basically unchanged from 101.01% in the fourth quarter of 2002.” The book price, including unrealized gains and losses, was 101.44% at March 31, 2003, compared to 101.45% in the fourth quarter of 2002.

Story continued, “During the quarter we acquired or originated $2.9 billion of new ARM assets at an average purchase price of 100.9%. Hybrid ARMs accounted for $2.5 billion of those new ARM assets, and hybrid ARMs now represent 75% of our portfolio. In keeping with our strategy of duration matching the funding of our hybrid ARMs, we have secured $6.5 billion of long-term fixed-rate financing having an average maturity of 2.7 years and a hybrid portfolio duration mismatch of approximately two months. Though we sacrifice some current period earnings by effectively borrowing long-term fixed rate money and match funding our hybrid ARMs, we believe we can effectively maintain earnings and ensure dividend stability in rising interest rate environments. The remaining 25% of the portfolio consists of traditional ARM assets that reprice in a year or less. The repricing mismatch on these assets is currently slightly more than one month.”

Shareholders interested in reinvesting their dividends or purchasing stock direct from Thornburg Mortgage may do so through the company’s dividend reinvestment and stock purchase plan by contacting American Stock Transfer & Trust Co., the company’s plan administrator, at 877/366-6442 (toll-free), or by contacting the company. The company currently offers a 3% discount on shares purchased through the plan.

Thornburg Mortgage is a single-family residential mortgage lender focused principally on the jumbo segment of the mortgage market. Backed by a sizeable balance sheet of $12.4 billion in assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders through the acquisition and origination of high credit quality adjustable-rate mortgage assets. Capitalizing on its innovative lending model and REIT tax structure, Thornburg Mortgage is an efficient provider of specialized mortgage loan products for borrowers with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company’s Web site at www.thornburgmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

Thornburg Mortgage, Inc.
Statement of Operations
(Amounts in Thousands, Except Per Share Data)
for Quarters Ended:

	March 31, 2003	March 31, 2002

Interest income from ARM assets and cash	$123,196	$79,427
Interest expense on borrowed funds	(71,162)	(47,803)

Net interest income	52,034	31,624
Fee income	304	5
Hedging expense	(177)	(314)
Management fee	(2,485)	(1,644)
Performance fee	(6,187)	(3,193)
Long-term incentive awards	(1,669)	(547)
Other operating expenses	(2,746)	(1,638)

NET INCOME	$39,074	$24,293

Net income	$39,074	$24,293
Dividends on Series A preferred stock	(1,670)	(1,670)

Net income available to common shareholders	$37,404	$22,623

Basic earnings per share:
Net income	$0.67	$0.62
Average number of shares outstanding	55,631	36,417

Diluted earnings per share:
Net income	$0.67	$0.62
Average number of shares outstanding	58,391	36,417

Dividends declared per common share	$0.60	$0.55
Noninterest expense as a percent of average assets	0.47%	0.44%

Thornburg Mortgage, Inc.
Balance Sheet
(Amounts in Thousands)

	March 31, 2003	Dec. 31, 2002

ASSETS
Adjustable-rate mortgage (“ARM”) assets:
ARM securities	$10,857,065	$9,335,643
Collateral for collateralized notes	—	289,783
ARM loans held for securitization	1,152,372	709,787

	12,009,437	10,335,213

Cash and cash equivalents	308,639	122,220
Accrued interest receivable	52,986	47,435
Prepaid expenses and other	5,876	8,064

	$12,376,938	$10,512,932

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES
Reverse repurchase agreements	$10,283,647	$8,568,260
Collateralized notes	—	255,415
Whole loan financing facilities	1,062,237	589,081
Payable for assets purchased	—	202,844
Accrued interest payable	18,896	17,234
Dividends payable	1,670	32,536
Accrued expenses and other	18,277	14,520

	11,384,727	9,679,890

SHAREHOLDERS’ EQUITY
Preferred stock: par value $0.01 per share; 2,760 authorized, issued and outstanding	65,805	65,805
Common stock: par value $0.01 per share; 497,218 shares authorized, 59,071 and 52,763 shares issued and outstanding, respectively	591	528
Additional paid-in capital	1,001,090	878,929
Accumulated other comprehensive loss	(105,813)	(105,254)
Notes receivable from stock sales	(7,337)	(7,437)
Retained earnings	37,875	471

	992,211	833,042

	$12,376,938	$10,512,932

Thornburg Mortgage Inc., Santa Fe
Leanne L. Gallagher, 505/989-1900
investorrelations@thornburg.com

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